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                                                                     EXHIBIT 5.1

                    [BURKE, WARREN & MACKAY P.C. LETTERHEAD]

                                 July 26, 1996

Pinnacle Banc Group, Inc.
2215 York Road, Suite 208
Oak Brook, Illinois 60521

    Re:  Pinnacle Banc Group, Inc.
       Registration Statement on Form S-4
       -------------------------------------------

Ladies and Gentlemen:

    We have acted as special counsel to Pinnacle Banc Group, Inc., an Illinois corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement on Form S-4 (the "Registration
Statement"), to be filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "1933 Act"), of 1,456,362 shares of the Company's Common Stock, $4.69 par value per share (the "Shares"), which may be exchanged and issued by the Company pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of April 22, 1996, by and between the Company and Financial Security Corp. (the "Merger Agreement").

    In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Articles of Incorporation and the By-Laws of the Company, (ii) certain resolutions of the Board of Directors of the Company relating to the offering of the Shares, (iii) the Registration Statement and (iv) such other documents as we have deemed necessary or appropriate as bases for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

    Members of our firm are admitted to the practice of law in the State of Illinois, and we express no opinion as to the laws of any other jurisdiction.

    Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued and delivered pursuant to the terms and conditions of the Merger Agreement, will be duly and validly issued, fully paid and nonassessable.

    This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission.

                                          Very truly yours,
                                          /s/ BURKE, WARREN & MacKAY, P.C.
/kam